Exhibit 10.4.1
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement (“Amendment”) is entered into as of the date set forth below by and between the Federal Home Loan Bank of Des Moines (the “Bank”) and Neil Fruechte (“Executive”) and amends that certain Employment Agreement (“Agreement”) between the Bank and Fruechte entered into as of January 12, 2006.
RECITALS
     WHEREAS, the Board of Directors of the Bank has determined that it is in the Bank’s continued best interest to continue to employ Executive as Acting President and Chief Executive Officer beyond the term set forth in the Agreement;
     WHEREAS, Fruechte is willing to extend his employment with the Bank beyond the initial term set forth in the Agreement upon the terms set forth below;
     NOW THEREFORE, in consideration of the mutual agreements contained herein and to reflect the Bank’s and Fruechte’s additional agreements, the Agreement is hereby amended as follows:
1.	All references to Interim President and Chief Executive Officer shall be changed to Acting President and Chief Executive Officer.

2.	Section 2.Term is amended by changing March 31, 2006 to May 31, 2006.

3.	Section 3.1 Salary Initial Term is amended by changing the first sentence thereof following the Section heading to read in its entirety as follows:

“During the Initial Term, the Bank shall pay Executive a total salary of One Hundred Fifty Thousand Dollars ($150,000).”
     Unless otherwise amended herein, the Agreement, as amended, shall remain in full force and effect.
     This Amendment may be executed in duplicate original counterparts with faxed signatures, each of which shall constitute an original and which together shall constitute one and the same document.

FEDERAL HOME LOAN BANK DES MOINES

BY:	/s/ Randy L. Newman	DATE:	4-6-06

NEIL FRUECHTE

BY:	/s/ Neil N. Fruechte	DATE:	4-6-06